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                                                                    EXHIBIT 12.1

FIRSTAR CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
(THOUSANDS OF DOLLARS)
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                                 Quarter                       Years Ended December 31
                                 Ended        ---------------------------------------------------------------------
                                 3/31/99        1998           1997           1996           1995            1994
                              ----------     ----------     ----------     ----------     ----------     ----------
EXCLUDING INTEREST
 ON DEPOSITS

Earnings
  Net income before taxes     $  252,858     $  638,099     $  769,934     $  624,100     $  575,014     $  539,314
  Interest on debt                73,053        316,751        270,526        235,381        256,628        155,469
  Preferred dividend                   0             83            483            872          1,521          2,223
  Portion of rents
    representative
    of interest factor             4,817         19,268         20,226         18,024         16,988         17,666
                              ----------     ----------     ----------     ----------     ----------     ----------
    Total                        330,728        974,201      1,061,169        878,377        850,151        714,672

Fixed charges

  Interest on debt            $   73,053     $  316,751     $  270,526        235,381     $  256,628        155,469
  Preferred dividend                   0             83            483            872          1,521          2,223
  Portion of rents
    representative
    of interest factor             4,817         19,268         20,226         18,024         16,988         17,666
                              ----------     ----------     ----------     ----------     ----------     ----------
    Total                         77,870        336,102        291,235        254,277        275,137        175,358

Ratio of earnings to
  fixed charges                      4 x            3 x         3.64 x         3.45 x         3.09 x         4.08 x


INCLUDING INTEREST ON
  DEPOSITS

Earnings
  Net income before taxes     $  252,858     $  638,099     $  769,934     $  624,100     $  575,014     $  539,314
  Interest on debt                73,053        316,751        270,526        235,381        256,628        155,469
  Interest on deposits           210,579        911,958        804,406        788,023        770,473        553,654
  Preferred dividend                   0             83            483            872          1,521          2,223
  Portion of rents
    representative
    of interest factor             4,817         19,268         20,226         18,024         16,988         17,666
                              ----------     ----------     ----------     ----------     ----------     ----------
    Total                        541,307      1,886,159      1,865,575      1,666,400      1,620,624      1,268,326

Fixed charges

  Interest on debt            $   73,053     $  316,751     $  270,526        235,381     $  256,628        155,469
  Interest on deposits           210,579        911,958        804,406        788,023        770,473        553,654
  Preferred dividend                   0             83            483            872          1,521          2,223
  Portion of rents
    representative
    of interest factor             4,817         19,268         20,226         18,024         16,988         17,666
                              ----------     ----------     ----------     ----------     ----------     ----------
    Total                        288,449      1,248,060      1,095,641      1,042,300      1,045,610        729,012

Ratio of earnings to
  fixed charges                   1.88 x         1.51 x         1.70 x         1.60 x         1.55 x         1.74 x
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